UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employee Identification No.)

Woodland Park 2201 Cooperative Way Herndon, VA	20171-3025 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 709-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On September 15, 2008, Lehman Brothers Holding Company Inc. (“LBHI”) announced that it had filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York.  LBHI also announced that none of the broker dealer or other subsidiaries of LBHI was included in the Chapter 11.  The directors of certain UK affiliates of LBHI also have taken steps to place those companies into administration.

As an active participant in the capital markets, National Rural Utilities Cooperative Finance Corporation (“National Rural”) has numerous business relationships with LBHI and its subsidiaries.  Among those relationships, Lehman Brothers Specialty Finance Inc. (“LBSF”), is the counterparty (with an LBHI guarantee) to seven interest rate swaps, and Lehman Brothers Bank, FSB (“LBB”) is a participant for up to $239 million of National Rural’s $3.65 billion revolving credit facility.  National Rural has never advanced amounts under the revolving credit agreement and thus there are no amounts outstanding and due to LBB at this time.

At August 31, 2008, the seven interest rate swaps to which LBSF was a counterparty had a recorded fair market value of $30 million, which represented a payment that would be due to National Rural if the agreements were terminated on that date.  At September 17, 2008, we estimated that the fair market value of the seven interest rate swaps was $17 million (based on morning interest rate quotes and does not assume default on the part of the counterparty), which represented a payment that would be due to National Rural if the agreements were terminated on that date.  As a result of the bankruptcy filing of LBHI, National Rural is evaluating the collectability of the required payments under the contractual terms of the interest rate swaps.

In addition to the bankruptcy filing by LBHI, there have been other major institutions that have been affected by the turmoil in the financial markets.  National Rural does not have any investments in securities of the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or American International Group, Inc. (AIG) and AIG is not a counterparty to any of National Rural’s interest rate swaps.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By:  /s/ Steven L. Lilly
        Steven L. Lilly
Senior Vice President and Chief Financial Officer

Dated:  September 17, 2008